Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Stockholders of
L.A.M. Pharmaceutical, Corp.
Toronto, Ontario Canada

             We consent to the incorporation by reference in the registration statements (No. 333-68860, No. 333-86216, No. 333-102853 and No. 333-107796) on Form S-8 and registration statements (No. 333-563380, 333-68890, 333-101876, 333-103212, 333-109868 and 333-115126) on Form SB-2 of L.A.M. Pharmaceutical, Corp. of our report dated February 24 , 2005 relating to the balance sheets of L.A.M. Pharmaceutical, Corp. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of L.A.M. Pharmaceutical, Corp.

Rotenberg & Co., LLP
Rochester, New York
       March 31, 2005